UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2025

HF FOODS GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware State or other Jurisdiction of incorporation )	001-38180 (Commission File No.)	81-2717873 (IRS Employer Identification No)

6325 South Rainbow Boulevard, Suite 420 Las Vegas, Nevada (Address of principal executive offices)	89118 (Zip Code)

Registrant’s telephone number, including area code: (888)-905-0998

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	HFFG	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

On June 1, 2025 and June 2, 2025, respectively, Lisa Lim and Charlotte Westfall notified the Company of their resignations from the board of directors (the “Board”) of HF Foods Group Inc. (the “Company”) and all committees thereof, each effective June 2, 2025. Neither Ms. Lim’s nor Ms. Westfall’s resignation from the Board was the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. As a result of the resignations, Ms. Lim and Ms. Westfall did not stand for re-election as members of the Board at the Company’s Annual Meeting of Stockholders held on June 3, 2025.

Appointment of Dennis Lam as Director

Effective June 4, 2025, the Board appointed Dennis Lam as a member of the Board to fill one of the two vacancies resulting from the resignations referred to above.

Dennis Lam, age 41, is a certified public accountant and the owner of Lam Advisory, LLC, a business consulting service. Mr. Lam is a former audit partner with the national accounting firm BDO USA, P.C. (“BDO”). He has over 20 years of experience in providing audit and advisory services to global and domestic public and private companies, ranging from startups to companies with over $1 billion in revenues. During his tenure with BDO, Mr. Lam served as the lead audit partner for numerous companies in the retail and consumer products, manufacturing, distribution, and foodservice industries. His accounting and finance experience includes expertise in various types of transactions such as debt and equity issuances, public offerings, and mergers and acquisitions. Mr. Lam is currently a member of the Board of Governors of the Boys and Girls Clubs of Santa Monica. Mr. Lam received his Bachelor of Arts in Economics from the University of California, Los Angeles.

Mr. Lam is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Lam was not selected as a director pursuant to any arrangement or understanding between himself and any other person.

The Board has determined that Mr. Lam is an independent director under applicable Company and Nasdaq standards and has been named to serve as the Chair of the Audit Committee of the Board and as a member of the Compensation Committee and the Nominating and Governance Committee of the Board.

In connection with his appointment, Mr. Lam will enter into a letter agreement with the Company reflecting the terms of his appointment, including the standard compensation for the Company’s independent directors and other normal terms relating to confidentiality and avoidance of conflicts of interest, substantially in the form as the Company’s other independent directors have entered, the form of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on June 28, 2024. For additional information on the Company’s independent director compensation, please see Item 8.01 of this Current Report on Form 8-K below.

The Board has commenced a search process for a new independent director to fill the remaining vacancy on the Board resulting from the two resignations referred to above.

Appointment of Maria Ross as the Lead Independent Director

On June 4, 2025, the Board appointed Maria Ross to serve as the Lead Independent Director of the Board, effective immediately.

Item 8.01.    Other Events.

On June 4, 2025, and effective July 1, 2025, the Compensation Committee of the Board (the “Compensation Committee”) approved the following changes to the cash and equity compensation of the Company’s independent directors previously disclosed in the Company’s Definitive Proxy Statement filed with the Commission on April 25, 2025: (i) the annual cash retainer fee for service as an independent director on the Board will increase from $30,000 to $40,000; and (ii) the annual equity grant of time-vested restricted stock units to independent directors will increased from a grant date fair value of $30,000 to $40,000 for fiscal year 2025, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), rather than the amounts paid to or realized by the named individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF FOODS GROUP INC.

Date: June 5, 2025	/s/ Cindy Yao
Cindy Yao
Chief Financial Officer